Exhibit 99.4



                                Offer to Exchange
                            12% Senior Notes due 2009
           that have been registered under the Securities Act of 1933 for Any and All Outstanding
                            12% Senior Notes due 2009
                                       of
                            MARVEL ENTERPRISES, INC.



To Our Clients:

     We are enclosing herewith a Prospectus, dated ________, 1999, of Marvel Enterprises, Inc. (the "Company") and a related Letter of Transmittal (which together constitute the "Exchange Offer") relating to the offer by the Company to exchange its 12% Senior Notes due 2009 (the "Exchange Notes"), pursuant to an offering registered under the Securities Act of 1933, as amended (the "Securities Act"), for a like principal amount of its issued and outstanding 12% Senior Notes due 2009 (the "Restricted Notes") upon the terms and subject to the conditions set forth in the Exchange Offer.

     Please note that the Offer will expire at 5:00 p.m., New York City time, on _________, 1999, unless extended.

     The Offer is not conditioned upon any minimum number of Old Notes being tendered.

     We are the holder of record and/or participant in the book-entry transfer facility of Restricted Notes held by us for your account. A tender of such Restricted Notes can be made only by us as the record holder and/or participant in the book-entry transfer facility and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Restricted Notes held by us for your account.

     We request instructions as to whether you wish to tender any or all of the Restricted Notes held by us for your account pursuant to the terms and conditions of the Exchange Offer. We also request that you confirm that we may on your behalf make the representations contained in the Letter of Transmittal.

     Pursuant to the Letter of Transmittal, each holder of Restricted Notes will represent to the Company that (i) the Exchange Notes acquired in the Exchange Offer are being obtained in the ordinary course of business of the person receiving such Exchange Notes, whether or not such person is such holder, (ii) neither the holder of the Restricted Notes nor any such other person has an arrangement or understanding with any person to participate in the distribution of such Exchange Notes, (iii) if the holder is not a broker-dealer or is a broker-dealer but will not receive Exchange Notes for its own account in exchange for Restricted Notes, neither the holder nor any such other

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person is engaged in or intends to participate in a distribution of the Exchange
Notes and (iv) neither the holder nor any such other person is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act of 1933, as amended. If the tendering holder is a broker-dealer (whether or not it is also an "affiliate") that will receive Exchange Notes for its own account in exchange for Restricted Notes, we will represent on behalf of such broker-dealer that the Restricted Notes to be exchanged for the Exchange Notes were acquired by it as a result of market-making activities or other trading activities, and acknowledge on behalf of such broker-dealer that it will deliver a prospectus meeting the requirements of the Act in connection with any resale of such Exchange Notes. By acknowledging that it will deliver and by delivering a prospectus meeting the requirements of the Act in connection with any resale of such Exchange Notes, the undersigned is not deemed to admit that it is an "underwriter" within the meaning of the Act.

                                            Very truly yours,





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